Exhibit 10.18

In 2015, the United States Grand Jury for the North District of Florida began an investigation into alleged corruption by local officials in Tallahassee, Florida. In June 2017, the grand jury issued subpoenas to the City of Tallahassee and the Community Redevelopment Agency (the “Agency”), for records of communications, bids for proposals, applications, and more from approximately two dozen business entities and individuals, including Ms. Rivers, the Chief Executive Officer of Trulieve Cannabis Corp. (the “Company”), her husband, J.T. Burnette, and Inkbridge LLC, a business associated with Ms. Rivers. The grand jury also directly subpoenaed Ms. Rivers for information related to her involvement with the Agency, a specific commissioner of the Agency, and political contributions Ms. Rivers made through an associated business. Ms. Rivers timely complied with the subpoena. Ms. Rivers has not been charged with any crime. Based on a review by the board of directors of the Company and the advice of counsel, the board of directors of the Company concluded that Ms. Rivers was not a target of the investigation. The investigation remains ongoing.

Ms. Rivers and the Company have orally agreed that, if Ms. Rivers is indicted in connection with the foregoing investigation, Ms. Rivers will convert any Super Voting Shares controlled by her into Multiple Voting Shares.